Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-281498 on Form S-4 of our reports dated January 31, 2024 relating to the consolidated financial statements of The Boeing Company and subsidiaries and the effectiveness of The Boeing Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 27, 2024